                                                                    EXHIBIT 10.3





                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                         UNITED VIDEO CABLEVISION, INC.

                                    (SELLER)

                                      AND

                    FRONTIERVISION OPERATING PARTNERS, L.P.

                                    (BUYER)

                               TABLE OF CONTENTS


1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.       Sale and Purchase of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.1     Sale of Assets to Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.2     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

3.       Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.1     Deposit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.2     Amount of Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.3     Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.4     Estimate of Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.5     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

4.       Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.1     Date of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.2     Outside Date for the Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

5.       Representations and Warranties by the Seller . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.1     Seller's Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.2     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.3     Consents of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.4     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.6     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.7     Easements; Crossing Permits; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.8     Pole Attachment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.9     Franchises; 1992 Cable Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.10    System Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.11    Copyright Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         5.12    Litigation; Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         5.13    List of Agreements, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.14    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.15    Status of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.16    Insurance and Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.17    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.18    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.19    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         5.20    Broker . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.21    Marketing and Promotions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         5.22    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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                               TABLE OF CONTENTS
                                  (CONTINUED)


6.       Representations and Warranties by the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.1     The Buyer's Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.2     Authorization of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.3     Consents of Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         6.4     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         6.5     Business and Operations of the Buyer . . . . . . . . . . . . . . . . . . . . . . . . .  35

7.       Further Agreements of the Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.1     Filings with the Commission and Municipal Authorities; Hart-Scott-Rodino Act . . . . .  35
         7.2     Operations of the Systems  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         7.3     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.4     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         7.5     Consents; Assignments of Agreements and Assets . . . . . . . . . . . . . . . . . . . .  40
         7.6     Sales or Use Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         7.7     No Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.8     Employee Retention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         7.9     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.10    Notice of Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.11    Delivery of Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         7.12    Additional Financial Information.  . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         7.13    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

8.       Conditions Precedent to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         8.1     Conditions Precedent to the Obligations of the Buyer . . . . . . . . . . . . . . . . .  48
         8.2     Conditions Precedent to the Obligations of the Seller  . . . . . . . . . . . . . . . .  49
         8.3     Conditions Precedent to Each Party's Obligations . . . . . . . . . . . . . . . . . . .  50

9.       Transactions at and After the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         9.1     Documents to be Delivered by the Seller  . . . . . . . . . . . . . . . . . . . . . . .  52
         9.2     Documents to be Delivered by the Buyer . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.3     Subsequent Closings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.4     Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         9.5     Documents to be Delivered by Both Parties  . . . . . . . . . . . . . . . . . . . . . .  59

10.      Survival of Representations and Warranties; Indemnification  . . . . . . . . . . . . . . . . .  59
         10.1    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.2    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.3    Liability Threshold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         10.4    Limitation on Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61





                                       ii
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                               TABLE OF CONTENTS
                                  (CONTINUED)


         10.5    Conditions of Indemnifications for Third Party Claims  . . . . . . . . . . . . . . . .  61
         10.6    Right of Offset  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

11.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         11.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
         11.2    Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

12.      Risk of Loss; Damage to Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

13.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         13.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         13.2    Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         13.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         13.4    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         13.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         13.6    Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
         13.7    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         13.8    Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         13.9    Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         13.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

                              LISTING OF SCHEDULES

         Schedule 2               Owned and Operated Cable Television Systems
         Schedule 2.1(a)          Franchises, Licenses, Permits, Etc.
         Schedule 2.1(b)          Tangible Personal Property
         Schedule 2.1(c)          Real Property
         Schedule 2.2(b)          Excluded Agreements
         Schedule 5.3             Consent of Third Parties
         Schedule 5.6             Non-Ordinary Transactions
         Schedule 5.10(b)         System Data
         Schedule 5.10(c)         Acquisition Rights Disclosures; Overbuilds
         Schedule 5.10(d)         Broadcast Retransmission Disclosures
         Schedule 5.10(f)         Rate Regulation Disclosures
         Schedule 5.12            Pending Proceedings Against Seller or Assets
         Schedule 5.13            Commitments and Contracts
         Schedule 5.14(a)         Employee List
         Schedule 5.14(b)         Employee Benefit Plans
         Schedule 5.14(f)         Employee Pension Benefit Plans
         Schedule 5.15            Agreements in Default; Renewal Provisions

                               TABLE OF CONTENTS
                                  (CONTINUED)


         Schedule 5.16(a)         Casualty and Liability Insurance
         Schedule 5.16(b)         Performance, Surety or Other Bonds
         Schedule 5.17(a)         Environmental Matters - Tanks Below Surface
         Schedule 5.19            Affiliate Relationships
         Schedule 5.21            Marketing Plans
         Schedule 7.2(c)          Calais Rebuild Expenditures
         Schedule 7.2(d)          Capital Expenditure Budget
         Schedule 8.1(c)          Consents and Approvals
         Schedule 8.1(g)          Required Transferable Franchise Areas

                              LISTING OF EXHIBITS

         Exhibit 3.1              Deposit Escrow Agreement
         Exhibit 3.3(a)           Promissory Note
         Exhibit 9.1(a)           Bills of Sale, Assignments, Deeds
         Exhibit 9.1(e)           Opinion of Holme Roberts & Owen LLC
         Exhibit 9.1(f)           Opinion of Cole, Raywid & Braverman, L.L.P.
         Exhibit 9.2(f)           Opinion of Dow, Lohnes & Albertson
         Exhibit 9.3(b)(v)        Consent Escrow Agreement
         Exhibit 9.3(b)(vi)       Management Agreement





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
                            ASSET PURCHASE AGREEMENT

                                 July 20, 1995

       The parties to this agreement are United Video Cablevision, Inc., a Delaware corporation (the "Seller"), and FrontierVision Operating Partners, L.P., a Delaware limited partnership (the "Buyer").

       The Seller owns and operates the cable television systems listed on schedule 2 (the "Systems"). The Seller desires to sell to the Buyer all of the assets of the Seller that are described in section 2.1 (the "Assets"), and the Buyer desires to purchase the Assets, on the terms and conditions contained in this agreement.

       Accordingly, it is agreed as follows:

       1. Definitions. For purposes of this agreement except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this section shall have the meanings assigned to them below, such meanings to be applicable to singular and plural nouns and verbs of any tense;
(b) all references in this agreement to designated sections and other subdivisions are to the designated sections and other subdivisions of this agreement as originally executed and as amended from time to time; and (c) the words "herein," "hereunder" and other words of similar import refer to this agreement as a whole.

              Accounts Receivable. All accounts receivable of the Seller from subscribers of the Systems and for services or advertising time provided by the Seller in connection with the business of the Systems.

              Antenna Service. The lowest level of cable television service offered by any of the





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
Systems.

              Assumed Liabilities. All of the obligations and liabilities of the Seller as of the Determination Time that relate to the operations of the Systems that would be required to be reflected as current liabilities on a balance sheet of the Systems as of the Determination Time prepared in accordance with generally accepted accounting principles applied consistently with prior periods, including, but not limited to, accounts payable, accrued expenses, taxes payable (other than income, sales and payroll taxes) and obligations to provide cable services after the Determination Time; provided, however, that "Assumed Liabilities" shall not include (a) liabilities existing on March 31, 1995, that are not disclosed on the balance sheet dated as of that date delivered by the Seller pursuant to section 5.5 and liabilities arising after March 31, 1995 and prior to the date of this agreement other than accrued expenses and trade payables arising in the ordinary course of business of the Systems; (b) liabilities incurred after the date of this agreement in violation of the Seller's covenants in this agreement; (c) liabilities arising other than in the ordinary course of the Systems' business; (d) the current portion of any long-term debt; and (e) liabilities under contracts that are not assigned to the Buyer or for which the Buyer otherwise does not receive the full benefit as of the Closing. Notwithstanding any generally accepted accounting principles to the contrary, "Assumed Liabilities" shall include the accrued vacation benefits of any employee of the Systems who becomes an employee of Buyer at the Closing in an amount equal to the cash compensation that would be payable to such employee at his or her current level of compensation for a period equal to such employee's accrued vacation.

              Base Amount.  The sum of $120,500,000.

              Basic Subscribers. The sum of (1) the aggregate number of households (exclusive of "second outlets," as such term is commonly understood in the cable television industry, and exclusive of customers billed on a bulk-account basis) who: subscribe to Antenna Service (provided, however, that if the number of Satellite Tier (as defined below) subscribers is less than 90% of the number of Basic Subscribers to the Systems pursuant to this clause (1) before giving effect to this parenthetical, then the number of Basic Subscribers shall be reduced by the number equal to the difference between 90% of Basic Subscribers pursuant to this clause (1) before giving effect to this parenthetical and the number of Satellite Tier subscribers; for purposes of this parenthetical, Satellite Tier subscribers shall be calculated in the same manner as Basic Subscribers); have paid for at least one month's Antenna Service; have no outstanding balance more than two billing periods past due from the earliest date for which service has been provided; pay the applicable standard monthly service fees and charges imposed by Seller for Antenna Service; have not requested disconnection for any reason; and were not solicited by Seller within 90 days prior to the date of determination by any promotions or by offers of discounts other than those described on schedule 5.21, plus (2) with respect to each System, the quotient of (i) the aggregate bulk rate revenues for that System for the calendar month preceeding the date of determination from the provision of Antenna Service and the Satellite Tier (excluding any revenues in excess of a single month's charges for any account, any installation or other non-recurring charge, any charge for equipment, and any pass-through charge, such as those for sales taxes and line-itemized franchise fees) to bulk accounts that have paid for at least one month's service; have no outstanding balance more than two billing periods' past due from the earliest date on which service was provided; have not requested disconnection for any reason; and were not solicited by Seller within 90 days prior to the date of determination by any promotions or by offers of discounts other than those described on schedule 5.21, divided by
(ii) the combined standard monthly rate charged to single-family households for Antenna Service and the Satellite Tier for that System.

              Closing. The consummation of the transactions contemplated by this agreement.

              Closing Date.  The date on which the Closing is held.

              Commission.  The Federal Communications Commission.

              Communications Act.  The Communications Act of 1934, as amended.

              Contract Liabilities. All of the obligations and liabilities of the Seller that relate to the period after the Determination Time under those leases, commitments and other agreements relating to the operations of the Systems that are assigned to the Buyer pursuant to section 2.1(d).

              Covered Employees. All employees of the Systems who become employees of the Buyer on the Closing Date.

              Current Assets. Accounts Receivable, petty cash, prepaid expenses (excluding insurance expenses, prepaid expenses under contracts that are not assigned to the Buyer and prepaid expenses to the extent the Buyer cannot receive the full benefit of such prepaid expenses after the Closing) of the Seller relating to the Systems as well as those amounts referred to in section 7.2(c).

              Deposit.  The sum of $3,000,000.

              Determination Time. The close of business on the day preceding the Closing.

              Escrow Agent.  Colorado National Bank.

              Franchises. The governmental franchises, licenses and authorizations used or held for use in the operations of the Systems, including those listed on schedule 2.1(a).

              Homes Passed. The sum of each single family residence or dwelling unit within a building containing multiple dwelling units that is located within 500 feet of the activated trunk or feeder cable of a System, plus commercial and other buildings (including hotels) actually served by a System.

              HSR Act. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              Legal Requirements. Any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any governmental authority, including but not limited to judicial decisions applying common law or interpreting any other Legal Requirement.

              Lien.  Lien, claim, charge or encumbrance upon any of the Assets.

              Material Adverse Effect. A material adverse effect on the operations of a single System or a material adverse effect on the operations of the Systems taken as a whole or on the ability of Seller to perform any of its obligations under this agreement.

              Municipal Authorities. The governmental authorities that have issued the Franchises.

              1992 Cable Act. The Cable Television Consumer Protection and Competition Act of 1992.

              Outside Closing Date.   February 29, 1996.

              Permits. Easements, highway, railroad and canal crossing permits and other rights of ingress and egress, including rights of access to private property.

              Permitted Encumbrances. All of the following: (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar regulations; (c) rights reserved to any Municipal Authority to regulate the affected property; (d) as to leased Assets, interests or lessors; (e) the encumbrances imposed by the Franchises; and (f) any easements, rights-of-way, conditions, and restrictions that do not have a material adverse effect on the value or use of the affected Asset as it is currently being used by Seller.

              Person. An individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

              Promissory Note. The promissory note in the form of exhibit 3.3(a) executed by the Buyer and delivered to the Seller at the Closing.

              Real Property. The real property owned or leased by the Seller and used or held for use primarily in the operations of the Systems.

              Satellite Tier. That level of cable service containing the majority of each System's satellite programming.

              Seller's Plan. United Video Management, Inc. and Affiliates Employee Benefit Plan.

       2.     Sale and Purchase of Assets.

              2.1 Sale of Assets to Buyer. At the Closing, the Seller shall sell and assign to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the business of the Seller relating primarily to the Systems and all other assets of the Seller relating primarily to the Systems (excluding the assets referred to in section 2.2) as they exist on the date of this agreement, plus additions thereto between the date of this agreement and the Closing Date and less any dispositions thereof that have been made in compliance with this agreement. Except as otherwise provided in section 2.2 and section 7.5, the Assets include, but are not limited to, the following:

                     (a) all municipal, state and federal franchises, licenses, permits and authorizations (and applications for any of them) relating to the operations of the Systems, including, but not limited to, those listed on schedule 2.1(a) together with any additions thereto between the date of this agreement and the Closing Date;

                     (b) all equipment, supplies, vehicles, furniture, fixtures and leasehold improvements, improvements on land, and all other tangible personal property, wherever located, which is owned by the Seller and used or held for use primarily in the operations of the Systems, including, but not limited to, the items listed on schedule 2.1(b) together with any additions thereto between the date of this agreement and the Closing Date, but excluding retirements during such period that are permitted by this agreement;

                     (c) all Real Property, including, but not limited to, the property listed on schedule 2.1(c), and all rights of way, licenses, easements and related rights of ingress and egress, including, but not limited to, those listed on schedule 5.13 together with any additions thereto between the date of this agreement and the Closing Date;

                     (d) all rights of the Seller relating to the operations of the Systems, to the extent that those rights relate to the period after the Closing under (i) the leases, commitments and other agreements listed on schedule 5.13 and (ii) any other leases, commitments and other agreements relating to the operations of the Systems that are entered into in accordance with the provisions of section 7.2 between the date of this agreement and the Closing Date;

                     (e) all Accounts Receivable in existence as of the Closing;

                     (f) all files, logs and other records and data relating primarily to the operations of the Systems, including, but not limited to, technical information and engineering data, lists of subscribers, promotional materials and credit and sales records, other than account books of original entry and general ledgers; and

                     (g) all trademarks, trade names, logos, copyrights and other intangible personal property relating to the operations of the Systems, together with the goodwill of the business associated with those trademarks, trade names, logos and copyrights.

              2.2 Excluded Assets. The following assets used in the operations of the Systems shall be retained by the Seller and shall not be sold or assigned to the Buyer:

                     (a) all cash (except petty cash), certificates of deposit, commercial paper, treasury bills and notes and all other marketable securities;

                     (b) any leases, commitments, or other agreements listed on schedule 2.2(b);

                     (c) the account books of original entry and general ledgers and all corporate and similar records of the Seller, including tax returns;

                     (d) the trade names "United Video Cablevision, Inc." and "United Video," their related logo and any rights in those names and logos;

                     (e) all employee benefit plans, as defined in Section 3(3) of ERISA, that are sponsored by the Seller or any trade or business that is treated as a single employer with or under common control with the Seller within the meaning of Section 414(b), Section 414(c), Section 414(m), or
Section 414(o) of the Internal Revenue Code;

                     (f) the management agreement between the Systems and United Video

Management, Inc.; and

                     (g) any assets of the Seller (excluding assets listed on schedules 2.1(a), 2.1(b), 2.1(c), or 5.13, tangible assets physically located in the States of Ohio or Maine, and any Accounts Receivable) that are not used or held for use primarily in the operations of the Systems.

       3.     Purchase Price.

              3.1 Deposit. Upon execution of this agreement, the Buyer is delivering to the Escrow Agent the Deposit, to be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form of exhibit 3.1 (which is being executed simultaneously with the execution of this agreement) and subject to the following:

                     (a) If the purchase of the Assets under this agreement is not consummated as a result of a material breach by the Buyer of any of its obligations under this agreement and the Seller is not in breach of any of its material obligations under this agreement, the Seller shall be entitled to the Deposit (together with all interest earned). The payment of the Deposit by the Escrow Agent to the Seller shall be liquidated damages for the default by the Buyer and shall be in full settlement of any damages of any nature or kind that the Seller may suffer or allege to have suffered as a result of any such breach by the Buyer. The receipt by the Seller of the Deposit (together with all interest earned) shall be the Seller's sole and exclusive remedy in the event of any such breach by the Buyer. The Seller and the Buyer agree that actual damages would be difficult to ascertain and that the amount of the payment to be made to the Seller pursuant to this section 3.1(a) is a fair and equitable amount to reimburse the Seller for damages sustained due to the Buyer's material breach of this agreement

                     (b) If the purchase of the Assets under this agreement is not consummated for any reason other than as set forth in section 3.1(a), the Seller shall not be entitled to the Deposit and, promptly after the termination of this agreement, the Deposit (together with all interest earned thereon) shall be disbursed by the Escrow Agent to the Buyer. If the purchase of the Assets under this agreement is not consummated due to the Seller's breach of any provision of this agreement, the Buyer shall have all rights and remedies available at law or equity.

                     (c) If the purchase is consummated, the Deposit (together with all interest earned thereon) shall be disbursed by the Escrow Agent to or at the direction of the Buyer.

              3.2    Amount of Consideration.    (a) As the purchase price for
the Assets, the Buyer shall pay to the Seller the Base Amount, adjusted as provided in sections 3.2(b) and (c). At the Closing, the Buyer shall also assume, and shall agree to pay, perform and discharge and shall agree to indemnify and hold the Seller harmless from the Assumed Liabilities and Contract Liabilities.

                     (b) (i) If the aggregate amount of the Assumed Liabilities as of the Determination Time exceeds the aggregate amount of the Current Assets as of the Determination Time, the purchase price shall be decreased by an amount equal to that excess.

                            (ii)  If the aggregate amount of the Current Assets
as of the Determination Time exceeds the aggregate amount of the Assumed Liabilities as of the Determination Time, the purchase price shall be increased by an amount equal to that excess.

                            For the purpose of calculating Current Assets, each
Account Receivable shall be valued at 100% of its face amount if the receivable has been outstanding for two billing periods or less from the day for which service was first provided, 75% of its face amount if the receivable has been outstanding for more than two but less than three monthly billing periods, and 0% of its face value if the receivable has been outstanding for more than three billing periods.

                     (c) If the number of Basic Subscribers serviced by the Systems as of the Determination Time is (i) less than (a) 86,285 (86,285 x 1.000) if the Closing Date is on or prior to September 30, 1995, the purchase price shall be decreased by an amount equal to the product of $1,397 and the difference between 86,285 and such number of Basic Subscribers, (b) 85,854 (86,285 x 0.995) if the Closing Date is after September 30, 1995 and on or prior to October 31, 1995, the purchase price shall be decreased by an amount equal to the product of $1,404 and the difference between 85,854 and such number of Basic Subscribers, or (c) 85,422 (86,285 x 0.990) if the Closing Date is after October 31, 1995, the purchase price shall be decreased by an amount equal to the product of $1,411 and the difference between 85,422 and such number of Basic Subscribers or (ii) (a) more than 88,011 (86,285 x 1.020) if the Closing Date is on or prior to September 30, 1995, the purchase price shall be increased by an amount equal to the product of $1,369 and the difference between such number of Basic Subscribers and 88,011, (b) more than 87,579 (86,285 x 1.015) if the Closing Date is after September 30, 1995 and on or prior to October 31, 1995, the purchase price shall be increased by an amount equal to the product of $1,376 and the difference between such number of Basic Subscribers and 87,579, or (c) more than 87,148 (86,285 x 1.010) if the Closing Date is after October 31, 1995, the purchase price shall be increased by an amount equal to the product of $1,383 and the difference between such number of Basic Subscribers and 87,148.

                     (d) Within 90 days after the Closing Date, the Buyer shall deliver to the Seller a statement of the Current Assets and Assumed Liabilities as of the Determination Time, determined in accordance with generally accepted accounting principles consistently applied, a report setting forth the number of Basic Subscribers serviced by the Systems (including Basic Subscribers in Franchise Areas which are not Transferable Franchise Areas as of the Determination Time) as of the Determination Time and a statement of the aggregate amount of the adjustments to the purchase price to be made pursuant to sections 3.2(b) and (c). The Buyer's statement and report shall be final and binding on the parties unless the Seller delivers a notice to the Buyer disputing any matter within 30 days after delivery of the statement and report stating the Seller's position with respect to any disputed matter. If the Seller delivers such notice and the parties are unable to resolve all disputed matters within 30 additional days, either the Buyer or the Seller may elect to submit the disputed matters to Deloitte & Touche, independent certified public accountants. The determination of all disputed matters pursuant to the preceding sentence shall be final and binding on the parties and the fees and expenses of Deloitte & Touche shall be borne by the Seller and the Buyer in proportion to the amount by which the determination of all matters varies from the positions of the Buyer and the Seller on all matters.

              3.3 Payment of Purchase Price. The aggregate purchase price for the Assets shall be paid at the Closing as follows:

                     (a) At the Closing, the Buyer shall execute and deliver to the Seller the Promissory Note, in the original principal amount of $7,200,000, such note to be substantially in the form of exhibit 3.3(a).

                     (b) At the Closing, the Buyer shall pay or cause to be paid to the Seller, by wire transfer of federal reserve funds, an amount which, together with the original principal balance of the Promissory Note, equals the Base Amount adjusted by the estimated amount (determined in accordance with section 3.4) of the adjustments to the purchase price pursuant to sections 3.2(b) and (c).

                     (c) Not later than five business days after the final determination of the Current Assets and Assumed Liabilities and the number of Basic Subscribers served by the Systems as of the Determination Time pursuant to section 3.2(d), (i) if the purchase price as finally adjusted under section 3.2(b) and section 3.2(c) exceeds the Base Amount as adjusted by the estimated adjustments pursuant to section 3.4, the Buyer shall pay to the Seller the amount of such excess, and (ii) if the Base Amount as adjusted by the estimated adjustments pursuant to section 3.4 exceeds the purchase price as finally adjusted under section 3.2(b) and section 3.2(c), the Seller shall pay to the Buyer the amount of such excess. Any payment pursuant to this section 3.3(c) shall be made by federal wire transfer of immediately available funds.

              3.4 Estimate of Adjustments. The Seller shall prepare and submit to the Buyer, not later than five days prior to the date of the Closing, a written estimate of the amount of the adjustments to the purchase price under sections 3.2(b) and (c). The estimate shall be based upon the books and records of the Systems, including the number of Basic Subscribers and the Accounts Receivable (including the aging reports) as shown on the latest records of the Seller kept in the ordinary course of business. The estimate submitted to the Buyer shall be accompanied by (a) a statement setting forth in reasonable detail the calculation of the estimate and (b) a certificate signed by the Seller confirming that the estimate was calculated in accordance with this provision. The Seller shall also deliver to the Buyer such other information as may be reasonably requested by the Buyer to verify the estimated amount of Assumed Liabilities and Current Assets and the number of Basic Subscribers.

              3.5    Allocation of Purchase Price.  As contemplated under
Section 1060 of the Internal Revenue Code, the Buyer and the Seller shall each submit Form 8594 to the Internal Revenue Service following the Closing. Such forms shall be consistent in their allocation of the purchase price to the Assets that constitute tangible personal property and real property in an amount equal to $40,000,000.

       4.     Closing.

              4.1 Date of Closing. The Closing shall occur at the offices of counsel to the Buyer's senior lender, or if the Buyer has no senior lender, at the offices of counsel to the Seller (or at such other place as may be mutually agreeable to the Buyer and the Seller) on a date designated by the Buyer that shall be at least five and no more than 15 days after the Seller delivers a notice to the Buyer that the conditions specified in sections 8.1(g) and 8.3(a), (b), and (d) have been fulfilled (or waived). The Seller shall deliver a notice that the conditions of closing specified in sections 8.1(g) and 8.3(a), (b), and (d) have been fulfilled (or waived) in accordance with the preceding sentence within 15 days after such time. At the Closing, the parties shall execute and deliver the documents referred to in section 9.

              4.2 Outside Date for the Closing. If the Closing has not occurred prior to the Outside Closing Date, either the Seller or the Buyer if not then in default under this agreement may terminate its obligations under this agreement by notice to the other. Upon such termination, neither of the parties shall have any liability or obligations to the other under this agreement, except with respect to provisions which expressly survive termination and except for any liability resulting from its breach of this agreement.

       5.     Representations and Warranties by the Seller.

       The Seller represents and warrants to the Buyer as follows:

              5.1 Seller's Organization and Authority. The Seller is a corporation, duly organized and validly existing under the laws of the State of Delaware and has the full power and authority to enter into and to perform its obligations under this agreement and to own and operate the Systems. The Seller is duly qualified to conduct business as a foreign corporation in the States of Maine and Ohio. The Seller is not a participant in any joint venture or partnership with any other Person with respect to any part of the operations of the Systems or any of the Assets.

              5.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Seller have been duly authorized by all necessary corporate action, this agreement has been duly executed and delivered by the Seller, and this agreement constitutes a valid and binding obligation enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              5.3 Consents of Third Parties. Subject to receipt of the consents and approvals listed on schedule 5.3, the execution and delivery by the Seller of this agreement and the other documents contemplated by this agreement and the consummation by Seller of the transactions contemplated hereby and thereby (with or without the giving of notice, the lapse of time, or both) will not: (a) conflict with, or result in a breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any law, ordinance, rule, regulation, order, judgment or decree, by which the Seller is bound, or to which any of the Assets is subject, except for conflicts, breaches, terminations or defaults that would not in the aggregate have a Material Adverse Effect; or (b) result in the creation of any Lien. The execution and delivery by the Seller of this agreement and the consummation by the Seller of the transactions contemplated hereby will not conflict with any provision of the Certificate of Incorporation or By-Laws of the Seller. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Seller in connection with the execution, delivery and performance of this agreement, except for the filings and consents listed on schedule 5.3.

              5.4 Assets. (a) The Seller has, and at the Closing the Buyer will receive, good title to all of the Assets, free and clear of all Liens (except for Permitted Encumbrances). The Assets constitute all property and assets (other than programming agreements) necessary to conduct the business and operations of the Systems as now conducted.

                     (b) All of the Real Property is listed on schedule 2.1(c), which contains a complete and accurate description of such Real Property (including street address, legal description (where reasonably available or known), owner, and the Seller's use thereof). With respect to each leasehold or subleasehold interest included in the Real Property, so long as the Seller fulfills its obligations under the lease therefor, the Seller has enforceable rights to nondisturbance and quiet enjoyment against its lessor or sublessor, and, to the Seller's knowledge and except as set forth in schedule 2.1(b), no third party holds any interest in the leased premises with the right to foreclose upon the Seller's leasehold or subleasehold interest. The Seller has full legal and practical access to all of the Real Property. All Real Property (including the improvements thereon) is in good condition and repair consistent with its present use, and is available for immediate use in the conduct of the business and operations of the Systems. The Real Property and the improvements thereon and the continuation of the business presently being conducted thereon do not violate existing building codes or zoning laws (after giving effect to all provisions of such codes or laws that permit continuation of a condition or use that precedes adoption of such codes or laws so long as such provisions will continue to permit continuation of such use after the sale of the Real Property to Buyer), except for violations that do not have a material adverse effect on the use of the Real Property or materially detract from the value of the Real Property. The Real Property is served by utilities and services necessary for the normal and intended use of the Real Property by the Seller, and none of the improvements on the Real Property encroaches upon the property of others, except for encroachments that do not have a material adverse effect on the use of the Real Property or materially detract from the value of the Real Property.

                     (c) Schedule 2.1(b) lists all material items of tangible personal property used or held for use primarily in the operations of the Systems, except such as have been retired after the date of such schedule where suitable replacements, if necessary, have been made therefor. With allowance for normal repairs, maintenance, wear and obsolescence, items required to be listed on schedule 2.1(b) are in good condition and repair consistent with their present use and are available for immediate use in the conduct of the business and operations of the Systems.

              5.5 Financial Statements. The Seller has previously delivered to the Buyer unaudited financial statements of the Systems containing a balance sheet, statement of income, and statement of cash flows as at and for the fiscal years ended December 31, 1993, and December 31, 1994 and the three months ended March 31, 1995 (collectively, the "Financial Statements").

The Financial Statements have been prepared from the books and records of the Systems, have been prepared in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Systems (which books, records, and accounts are complete and correct), and present fairly the financial condition of the Systems as at their respective dates and the results of operations for the periods then ended. None of the Financial Statements materially understates the true costs and expenses of conducting the business or operations of the Systems as currently conducted by the Seller or otherwise inaccurately reflects the operations of the Systems.

              5.6 Absence of Certain Changes. Since March 31, 1995, the Seller has operated the Systems in the ordinary course of business, and, except as set forth on schedule 5.6, the Seller has not:

                     (a) entered into any material transaction or incurred any material liability or obligation relating to the Systems that was entered into or incurred other than in the ordinary course of its business;

                     (b) sold or transferred any of the assets relating to the Systems other than assets disposed of in the ordinary course of its business where suitable replacements, if necessary, have been made therefor;

                     (c) granted or agreed to grant any bonus or any increase in any rate or rates of salaries or compensation to employees of the Systems (other than as required by law, regularly scheduled bonuses or increases in the ordinary course of business as disclosed on schedule 5.14(a) or one-time bonuses to induce employees to remain employed with the Seller through the Closing Date);

                     (d) suffered any material adverse change in the business, assets, properties, or financial condition of the Systems, including any material damage, destruction, or loss affecting any assets used or held for use primarily in the operations of the Systems;

                     (e) made any material change in the personnel policies of employees of the Systems;

                     (f) canceled any debts owed to or claims held by Seller with respect to the Systems (other than the write-off of the accounts receivable in the ordinary course of business); or

                     (g) suffered any material write-down in the value of any of the Assets.

              5.7 Easements; Crossing Permits; Etc. The Seller has such Permits as are necessary for the conduct of the business of the Systems as it is now being conducted, except where the failure to have any such Permit would not have a Material Adverse Effect. The Seller is not in violation or default of any Permit in any respect that would have a Material Adverse Effect.

              5.8 Pole Attachment Agreements. The Seller is in possession of all pole attachment agreements necessary for the conduct of the business of the Systems as it is now being conducted and is not in violation or default of any pole attachment agreement in any respect that would have a Material Adverse Effect.

              5.9    Franchises; 1992 Cable Act.  The Franchises listed on
schedule 2.1(a) are the only franchises, and the only material licenses or authorizations, of any federal, state or local governmental or regulatory body (including, without limitation, the Commission and the Municipal Authorities) that are necessary in the conduct of the business of the Systems. The

Seller has complied with all of the terms and conditions of all of the Franchises, except where noncompliance would not have a Material Adverse Effect. The Seller reasonably believes that it has taken reasonable actions to comply in all material respects with the rate regulation provisions of the 1992 Cable Act and the rules, regulations and policies of the Commission thereunder with respect to rate regulation. No proceeding (administrative, judicial or otherwise) is pending or, to the best of Seller's knowledge, threatened, to revoke, suspend, modify, limit or deny renewal of any of the Franchises. All reports, applications, financial statements and other documents required to be filed by the Seller with respect to the Systems have been filed, except where the failure to file would not have a Material Adverse Effect. All Franchises have been validly issued and are in full force and effect, and the Seller is the authorized legal holder thereof. The Seller has delivered to the Buyer true and complete copies of all Franchises. The Seller has not made any commitments (oral or written) to any governmental authorities with respect to the Systems other than those contained in the Franchises. To Seller's knowledge, no prior owner of any of the Systems has made any commitment (oral or written) to any Municipal Authority with respect to any System other than those contained in the Franchises. The Seller has not received any written notice of any claimed or purported default under any Franchise. The Seller has filed with the appropriate Municipal Authorities all appropriate requests for renewal under the Communications Act within 30 to 36 months prior to the expiration of each Franchise. The Seller has no reason to believe that, under existing law, rules, and regulations, any of the Franchises would not be renewed by the granting authority in the ordinary course.

              5.10   System Data.

                     (a) As of April 30, 1995, the Systems consisted of approximately 3,870 linear miles of plant, and there were at least 117,311 Homes Passed.

                     (b) Schedule 5.10(b) sets forth (i) as of the date of this agreement, for each System, its channel capacity, the communities served by such System, a list of all Franchises that are necessary or required in order to operate such System, the rates charged by the Seller in connection with such System for every service, level of service, package of services, installations, and outlets or other services, equipment or items for which the Seller has an established charge, and the video signals carried on such System, and (ii) as of May 31, 1995, for each System, the number of Basic Subscribers of such System and the number of Homes Passed by such System.

                     (c) Except as set forth in schedule 5.10(c), no Person (including any governmental authority) has any right to acquire any interest in any System or any assets of the Seller used or held for use primarily in the operations of the Systems (including any right of first refusal or similar right), other than rights of condemnation or eminent domain afforded by law with respect to which no proceedings are pending or, to Seller's knowledge, threatened. To the best of the Seller's knowledge, except as set forth in schedule 5.10(c), no other Person:

                            (i)  has been granted or has applied for the
consent or approval of any governmental authority for the installation, construction, development, ownership, or operation of a cable television system, multichannel multipoint distribution service, or other multichannel video programming service (other than any direct broadcast satellite service) within all or part of the geographic area served by any System; or

                            (ii)  operates, or has commenced the construction,
installation, or development of, any cable television system, multichannel multipoint distribution service, or other multichannel video programming service (other than any direct broadcast satellite service) within all or part of the geographic area served by any System, regardless of whether the consent or approval of any governmental authority is required or has been obtained.

                     (d) Other than as set forth in schedule 5.10(d), the Seller has not received any written requests, notices, or demands from the Commission, any other governmental authority, or any other Person, challenging or questioning the legal rights of the Seller to operate any of the Systems or carry any broadcast signal, or requesting signal carriage pursuant to the Commission's "must-carry" rules, other than any such request, notice, or demand that has since been resolved. All of the broadcast television signals (excluding superstations) carried by the Systems are carried either pursuant to the must-carry requirements or pursuant to effective retransmission consent agreements. Except as set forth in schedule 5.10(d), as of the date of this agreement, the Seller has not received any notification of any petition or submission that is currently pending before the Commission to modify any television market or for a waiver of any rules and regulations of the Commission as they apply to any System.

                     (e) The Seller has delivered to the Buyer complete and correct copies of all reports and filings for the past three years made or filed pursuant to the Communications Act and the rules and regulations of the Commission with respect to the Systems.

                     (f) The Seller has delivered to the Buyer true, correct, and complete copies of (i) all Commission Forms 393, 1200, 1205, 1210, 1215 and 1220 that have been prepared with respect to the Systems, (ii) all material correspondence with any governmental body, subscriber, or other interested party relating to rate regulation generally or specific rates charged to subscribers of the Systems, including any complaints filed with the Commission with respect to any rates charged to subscribers of the Systems, and
(iii) any documentation supporting
an exemption from the rate regulation provisions of the 1992 Cable Act claimed by the Seller with respect to the Systems. Schedule 5.10(f) sets forth (i) a list of all rate complaints filed pursuant to the 1992 Cable Act and received by the Seller which have not been deemed invalid by the Commission, and further sets forth those Franchises that have been certified or filed for certification under the 1992 Cable Act with respect to rate regulation and (ii) a list of all letters of inquiry from the Commission received by the Seller since September 1, 1993 with regard to rate restructuring.

              5.11   Copyright Matters.   (a)    The Seller has deposited with
the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act of 1976, and the rules and regulations promulgated thereunder (collectively, the "Copyright Act") with respect to the business and operations of the Systems as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act.

                     (b) The Systems are in compliance with the Copyright Act except where noncompliance would not have a Material Adverse Effect. In connection with the Systems, the Seller is entitled to hold and does now hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, cancelled, encumbered or materially adversely affected in any manner.

                     (c) The carriage, transmission or use of the signals of the Systems has not subjected and does not subject any System or the Seller to any Commission or other sanctions or any suits or actions, including, without limitation, suits or actions for copyright infringement, except those that may be applicable to a majority of cable systems in the United States.

                     (d) The Seller has delivered to the Buyer complete and correct copies of all current reports and filings, and all reports and filings for the past five years, made or filed pursuant to copyright rules and regulations with respect to the business of the Systems.

                     (e) The Seller does not possess any patent, patent right, trademark or copyright used or held for use primarily in the operations of the Systems and is not a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally.

              5.12 Litigation; Compliance with Laws. Except for those listed on schedule 5.12 and except for proceedings (both administrative and judicial) affecting the cable television industry in general to which the Seller is not a party, there is no claim, litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decrees outstanding, against the Seller or the Assets, which seeks monetary damages against the Seller in excess of $10,000, seeks any material equitable remedy against the Seller, alleges any failure by the Seller to comply with any law, rule, or regulation concerning the environment, public health and safety, or employee health and safety, or if adversely determined in a manner or amount that can be reasonably foreseen, might have a Material Adverse Effect. There is no violation by Seller that would have a Material Adverse Effect of any law, regulation or ordinance or any other requirement of any governmental body or court (other than the rate regulation provisions of the 1992 Cable Act and the rules, regulations and policies of the Commission thereunder with respect to rate regulation, which are covered by the representation in section 5.9).

              5.13 List of Agreements, Etc. Schedule 5.13 contains a complete list of the following: (a) all commitments and other agreements for the purchase of any programming (other than the programming agreements listed on schedule 2.2(b)), materials, supplies or equipment used or held for use primarily in the operations of the Systems, other than commitments and other agreements that involve an annual expenditure by the Seller of less than $5,000 for any one commitment; (b) all leases or other rental agreements under which the Seller is either lessor or lessee of property used or held for use primarily in the operations of the Systems that call for annual lease payments in excess of $1,000 individually; (c) all agreements for the retransmission by any of the Systems of any signals; and (d) all other agreements, commitments and understandings (written or oral) relating to the operations of the Systems, other than Franchises and non-bulk subscriber agreements, that require payment by the Seller of more than $1,000 individually and cannot be terminated by their terms on less than 60 days' notice without liability. The Seller has delivered to the Buyer true and complete copies of all agreements listed on schedule 5.13.

              5.14   Employees.  (a)   Schedule 5.14(a) includes a complete and
correct list of names and positions of all employees and independent contractors of the Systems and their current hourly wages or monthly salaries and other compensation. The Seller has complied in all material respects with all legal requirements relating to the employment of labor, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, workers' compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes. No reportable event for which the reporting requirement has not been waived, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any "employee benefit plan" or "multiemployer plan" (as those terms are defined in ERISA) maintained by Seller or any affiliate of Seller. No prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such employee benefit plan or multiemployer plan, and no material accumulated funding deficiency (as defined in Title I of ERISA) or withdrawal liability (as defined in Title IV of ERISA) exists with respect to any such employee benefit plan or multiemployer plan.

                     (b) Except as set forth on schedules 5.14(b), the Seller is not a party to or bound by any pension, annuity, retirement, stock option, stock purchase, savings, profit sharing or deferred compensation plan or agreement, or any retainer, consultant, bonus, group insurance or other incentive or benefit contract, plan or arrangement or any employment agreement with respect to employees of the Systems. No employee of the Systems is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to those employees. The Seller has no written contract prohibiting the termination of any employee of the Systems. No material controversies, disputes, or proceedings are pending or, to the Seller's knowledge, threatened, between it and any employee (singly or collectively) of the Systems. There is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees of the Systems.

                     (c) Schedule 5.14(b) contains a true and complete list of all employee benefit plans or arrangements applicable to the employees of the Systems, including any:

                            (i)    "Employee welfare benefit plan," as defined
in Section 3(1) of ERISA, that is maintained or administered by the Seller or to which the Seller contributes or is required to contribute and that covers any employees of the Systems or under which the Seller has any liability (a "Welfare Plan");

                            (ii)   Employee plan that is maintained in
connection with any trust described in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended; and

                            (iii)  Employment, severance, or other similar
contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits that (A) is not a Welfare Plan, "employee pension benefit plan" (as defined in Section 3(2) of ERISA), or "multiemployer pension plan" (as defined in Section 3(37) of ERISA), (B) is entered into, maintained, contributed to, or required to be contributed to by the Seller or under which the Seller has any liability, and (C) covers any employees of the Systems. The contracts, arrangements, policies and plans required to be listed on schedule 5.14(b) pursuant to this paragraph are referred to collectively as the "Benefit Arrangements."

                     (d) Each Welfare Plan complies currently in all material respects and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such plans, including ERISA and the Internal Revenue Code of 1986, as amended.

                     (e) Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by all statutes, orders, rules, and regulations that are applicable to such Benefit Arrangement.

                     (f) Except as set forth in schedule 5.14(f), the Seller does not contribute and is not required to contribute to any "employee pension benefit plan," as defined in Section 3(2) of ERISA.

                     (g) The Seller has not at any time been a participant in any "multiemployer pension plan," as defined in Section 3(37) of ERISA, that covers any employees of the Systems or under which the Seller has any liability.

                     (h) The Seller has delivered to the Buyer true and complete copies of each Welfare Plan and Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto, all written descriptions thereof that have been distributed to employees of the Systems, all annuity contracts or other funding instruments, and complete descriptions of any Benefit Arrangement that is not in writing.

              5.15 Status of Agreements. Except as set forth on schedule 5.15, the Seller is not in default and, to the best of the Seller's knowledge, no other party is in default under any agreement referred to in section 5.13 or
5.14 where such default would have a Material Adverse Effect. All of such agreements are in full force and effect and are valid, binding, and enforceable against the Seller and, to the best of the Seller's knowledge, against the other parties thereto, in accordance with their terms. Except as disclosed on schedule 5.15, the Seller is not aware of any intention by any party to any such agreement (a) to terminate such agreement or amend the terms thereof without the consent of the Seller, (b) to refuse to renew such agreement upon expiration of its term, or (c) to renew such agreement upon expiration only on terms and conditions that are materially more onerous than those now existing. Except for the need to obtain the consents listed on schedule 5.3, the Seller has full legal power and authority to assign its rights under all such agreements to the Buyer in accordance with this agreement, and such assignment will not affect the validity, enforceability, or continuation of any of such agreements.

              5.16 Insurance and Bonds. The Seller currently has, or there exists for the Seller's benefit, in full force and effect:

                     (a)    the casualty and liability insurance set forth on
schedule 5.16(a), which covers and insures the Seller, the Systems and the Assets, against risks in such amounts which Seller believes are usually and customarily insured against in the cable television industry, subject to reasonable deductibles, including, without limitation, (i) fire and extended coverage insurance on all of the Assets in amounts typical for such insurance in the cable television industry, and on the business of the Systems, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks arising in the ordinary course of business customarily included within a form of comprehensive liability coverage; and

                     (b) the performance, surety and other bonds set forth on schedule 5.16(b), which represent all such bonds required under the Franchises, except where the requirement has been waived by the grantor or other party to any such Franchise or except where the failure to have such bonds would not have a Material Adverse Effect.

              5.17 Environmental Matters. (a) To the best of Seller's knowledge: (i) the Real

Property is free of all asbestos; (ii) there has been no reportable quantity of any Hazardous Substance on the Real Property, nor has any reportable quantity of any Hazardous Substance been released into, on, over or under the Real Property; (iii) Seller is in past and current compliance in all material respects with all Legal Requirements relating to the environment with respect to the Assets and the operation of the Business and the Systems; (iv) the Business is capable of continued operation in compliance with all Legal Requirements relating to the environment; (v) no Hazardous Substances have been treated or disposed of on, under or in the Real Property, except for such substances which are in such amounts and of the type typically found in commercial cleaning products or standard office supplies of businesses similar to the Business, as to which Seller is in compliance with all applicable Legal Requirements; and (vi) except as set forth on schedule 5.17(a), there are no tanks on or below the surface of the Real Property.

                     (b) The Seller has not received any notice from any Governmental Authority indicating that the Real Property or any property adjacent thereto has been or may be placed on any federal or state "Superfund" or "Superlien" list.

                     (c) The Seller is not in violation of and has no liability under any Environmental Law (as defined below).

                     (d) The Seller has no liability relating to Seller's ownership or operation of the Systems (and to the best of Seller's knowledge, there is likely no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Seller giving rise to any such liability) under the Occupational Safety and Health Act, as amended, or under any other law, rule or regulation of any similar federal, state or local government (or agency thereof) concerning employee health and safety.

                     (e) The Seller has no liability relating to Seller's ownership or operation of the Systems for any illness or personal injury to any employee other than such matters for which claims have been filed under applicable Workers' Compensation regulations (and to the best of Seller's knowledge, there is no likely basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand (under the common law or pursuant to statute) against the Seller giving rise to any such liability). The Seller has not exposed any employee to any Hazardous Substance.

                     (f) For these purposes, the term "Hazardous Substances" includes any substance heretofore or hereafter designated as "hazardous" or "toxic", including, without limitation, petroleum and petroleum related substances, or having characteristics identified as "hazardous" or "toxic" under any Environmental Law. As used hereunder, the term "Environmental Law" shall include the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Section 6601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., or the Community Right to Know Act, 42 U.S.C. Section 11001, et seq., all as amended, or any other law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

              5.18 Taxes. The Seller has filed or caused to be filed all federal, state, county, local, or city tax returns that are required to be filed with respect to the ownership and operation of the Systems, and it has paid or caused to be paid all taxes shown on those returns or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books adequate reserves (segregated to the extent required by generally accepted accounting principles) with respect thereto. There are no legal, administrative, or tax proceedings pursuant to which the Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to the Buyer as transferee of the business of the Systems, and no event has occurred that could impose on the Buyer any transferee liability for any taxes, penalties, or interest due or to become due from the Seller.

              5.19   Transactions with Affiliates.  Except as disclosed in
schedule 5.19, the Seller has not been involved in any business arrangement or relationship relating to the Systems with any affiliate of the Seller, and no affiliate of the Seller owns any property or right, tangible or intangible, that is used or held for use primarily in the operations of the Systems. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934.

              5.20 Broker. Neither the Seller nor any Person acting on its behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this agreement, other than commissions payable to Waller Capital Corporation.

              5.21 Marketing and Promotions. Schedule 5.21 is an accurate description of the marketing and promotional programs currently in effect for the Systems. Schedule 5.21 also sets forth Seller's policies with respect to the provision of cable television service by Seller at no cost or at discounted cost (other than discounts that may be offered or provided pursuant to marketing and promotional programs). Except as described on schedule 5.21, Seller is not providing cable television service at no cost or at discounted cost other than pursuant to such policies or pursuant to Seller's marketing and promotional programs that are described on schedule
5.21

              5.22 Full Disclosure. No representation or warranty made by the Seller in this agreement or in any certificate, document, or other instrument furnished or to be furnished by the Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact that is required to make any statement made herein or therein not misleading.

       6.     Representations and Warranties by the Buyer.

              The Buyer represents and warrants to the Seller as follows:

              6.1 The Buyer's Organization. The Buyer is a limited partnership duly organized, validly existing and in good standing under the law of the State of Delaware and has the full partnership power and authority to enter into and perform this agreement in accordance with its terms.

              6.2 Authorization of Agreement. The execution and delivery of this agreement and the Promissory Note by the Buyer and consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of the Buyer, and this agreement constitutes, and when executed and delivered by the Buyer the Promissory Note will constitute, the valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              6.3 Consents of Third Parties. The execution and delivery of this agreement and the Promissory Note by the Buyer and the consummation by the Buyer of the transactions contemplated hereby will not conflict with the certificate of limited partnership or partnership agreement of the Buyer and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which the Buyer is a party or by which the Buyer is bound. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Buyer in connection with the execution, delivery and performance of this agreement and the Promissory Note, except for the filings and consents referred to in section 7.1.

              6.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer or any of its affiliates that would prevent the consummation of the transactions contemplated by this agreement.

              6.5 Business and Operations of the Buyer. The Buyer has been formed and intends as of the date of this agreement to conduct its operations substantially in accordance with the Private Placement Memorandum for FrontierVision Partners, L.P. dated April 1995, as supplemented with respect to the Proposed Initial Acquisition - Maine and Ohio and as further supplemented prior to the date of this agreement.

       7.     Further Agreements of the Parties.

              7.1 Filings with the Commission and Municipal Authorities; Hart-Scott-Rodino Act.

                     (a) As soon as practicable, but in no event later than 30 days after the date of this agreement, the parties shall file with the Commission and the Seller shall file with any Municipal Authorities from which consent to the transactions contemplated by this agreement must be obtained, an application or applications requesting consent to such transactions; the parties shall take with due diligence all reasonable steps necessary to expedite the processing of the application or applications and to secure such consent or approval. Seller and Buyer shall furnish each other with any correspondence from or to, and notify each other of any other communications with, Municipal Authorities that relate to the obtaining of such consents and approvals, and each party shall have the right to participate in any hearings or proceedings before Municipal Authorities with respect to such consents and approvals. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of any such application to be prepared by it and in connection with the processing of that application.

                     (b) Within 30 days after the execution of this agreement, the Seller and the Buyer shall, in cooperation with the other, file in connection with the transactions contemplated by this agreement any reports or notifications that may be required to be filed by them under the HSR Act, with each of the Department of Justice and the Federal Trade Commission, and each of the Seller and the Buyer shall comply promptly with all requests for further documents and information made by the Department of Justice or the Federal Trade Commission, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. The Seller and the Buyer shall furnish each other with any correspondence from or to, and notify each other of any other communications with, the Federal Trade Commission or Department of Justice that relates to the transactions contemplated by this agreement, and to the extent practicable, to permit each other to participate in any conferences with the Federal Trade Commission or Department of Justice. Any filing fee required by the Federal Trade Commission or Department of Justice in connection with any reports or notifications required to be filed by either the Buyer or the Seller under the HSR Act in connection with the transactions contemplated by this agreement shall be paid one-half by the Buyer and one-half by the Seller.

              7.2 Operations of the Systems. From the date of this agreement through the Closing Date:

                     (a) the Seller shall operate the business of the Systems in the ordinary course of business;

                     (b) the Seller shall use reasonable efforts (i) to preserve the business of the Systems and Assets intact and to preserve the goodwill and business of the subscribers, advertisers, suppliers and others having business relations with the Systems; and (ii) to retain the services of the employees of the Systems;

                     (c) the Seller shall continue to work toward the completion of the Calais, Maine system rebuild, and any reasonable expenditures associated with such rebuild and described on schedule 7.2(c) (excluding overhead and similar expenses and any expenses relating to the use of the Seller's employees) from May 1, 1995 to the Determination Time shall be reflected as part of the Current Assets as contemplated in section 3.2; and

                     (d) the Seller shall not, without written consent of Buyer, (i) enter into any transaction or incur any liability or obligation that, if entered into or incurred prior to the date of this agreement, would have to be listed on schedule 5.13, (ii) sell, lease, hypothecate, transfer or otherwise dispose of any of the assets relating to the Systems, other than dispositions in the ordinary course of business of assets where suitable replacements, if necessary, have been made therefor, (iii) grant or agree to grant any increase in the rates of salaries or compensation payable to employees of the Systems (other than as required by law and regularly scheduled bonuses and increases in the ordinary course of business as disclosed on schedule 5.14(a) or one-time bonuses to induce employees to remain employed with the Seller through the Closing Date), (iv) provide for any new and material pension, retirement or other employment benefits for employees of the Systems or any material increase in any existing benefits (other than as required by law), (v) fail to make capital expenditures substantially in accordance with the capital expenditure budget attached as schedule 7.2(d);
(vi) implement any retiering or repackaging of cable television programming offered by the Systems; or (vii) take or agree to take, any of the foregoing actions or any actions that would (A) make any representation or warranty of the Seller contained in this agreement untrue or incorrect as of the Closing Date, or (B) result in any of the conditions to Closing in this agreement not being satisfied;

                     (e) The Seller shall not cause or permit, by any act or failure to act, any of the Franchises to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any governmental authority to institute proceedings for the suspension, revocation, or material adverse modification of any Franchise;

                     (f) The Seller shall pay all obligations relating to the Systems as they become due, consistent with past practices, so that all such obligations shall be current as of the Closing Date;

                     (g) The Seller shall not take any action that is inconsistent with its obligations under this agreement or that could reasonably be expected to hinder or delay the consummation of the transactions contemplated by this agreement;

                     (h) The Seller shall maintain all of the Assets in good condition (ordinary wear and tear excepted), consistent with their overall condition on the date of this agreement, and shall use, operate, and maintain all of the Assets in a reasonable manner;

                     (i) The Seller shall maintain inventories at levels consistent with past practices;

                     (j) The Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Systems; and

                     (k) The Seller shall maintain levels of marketing and promotion efforts and expenditures consistent with its past practices as described on schedule 5.21.

              7.3 Expenses. The Buyer and the Seller shall each bear its own expenses incurred in connection with the negotiation and preparation of this agreement and in connection with all obligations required to be performed by it under this agreement, except where specific expenses have been otherwise allocated by this agreement. Any filing fee required by the Commission in connection with the transfer by Seller to Buyer of any license, permit or other authorization in connection with the transactions contemplated by this agreement shall be paid one-half by Buyer and one-half by Seller. Buyer and Seller shall each pay one-half of the cost of obtaining the searches of tax, lien, and judgment filings required to be delivered by Seller pursuant to section 9.1(g).

              7.4 Access to Information. Prior to the Closing, the Buyer and its representatives may make such reasonable investigation of the property, assets and businesses of the Seller relating to the Systems, and the Seller shall give to the Buyer and to its counsel, accountants and other representatives, upon reasonable notice, reasonable access throughout the period prior to the Closing to all of the assets, books, commitments, agreements, records and files of the Seller relating to the Systems, and the Seller shall furnish to the Buyer during that period all documents and copies of documents and information concerning the businesses and affairs of the Systems as the Buyer reasonably may request. Except as necessary for the consummation of the transactions contemplated by this agreement, including the Buyer's obtaining of financing related hereto, and except as and to the extent required by law, the Buyer shall hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the purchase and sale contemplated by this agreement is not consummated for any reason, shall return to the Seller within 10 days, all such information and documents and any copies as soon as practicable, and shall not disclose any such information (that has not previously been disclosed by a party other than the Buyer) to any third party unless required to do so pursuant to a subpoena or other legal process. The Buyer's obligations under this section shall survive the termination of this agreement.

              7.5 Consents; Assignments of Agreements and Assets. (a) The Seller shall use reasonable efforts (but shall not be required to make any payment except as may be required to cure any default by the Seller under any Franchise or agreement and except for the incidental costs of preparing and submitting applications and other requests, costs of responding to reasonable inquiries and ordinary and customary filing fees and processing charges), and the Buyer shall assist the Seller in all reasonable respects, to obtain (i) all consents and approvals of third parties required for the transfer to the Buyer of any of the Assets (whether or not listed on schedule 5.3), including, but not limited to, the agreements referred to in section 2.1(d), without any conditions materially adverse to the Buyer, and (ii) with respect to those leases, commitments, or other agreement listed on schedule 2.2(b) that are not to be assigned to, or assumed in whole by, the Buyer, agreements that provide the Buyer with the rights and obligations under those leases, agreements and other commitments that relate to the Systems to be acquired by the Buyer. Notwithstanding the foregoing, the Buyer shall have no obligation to make any payment to any Franchise authority or to any other party to any agreement in assisting the Seller in obtaining any of the consents, amendments, releases or agreements described in this section or to agree to any materially adverse change in any Franchise or other agreement to be assigned to the Buyer. Any application to any governmental authority for any authorization, consent, order, or approval necessary for the transfer of any Franchise shall be reasonably acceptable to the Buyer. The Seller will not agree to any materially adverse change in any Franchise as a condition to obtaining any authorization, consent, order, or approval necessary for the transfer of such Franchise unless the Buyer shall consent otherwise.

                     (b) If, with respect to any lease, commitment or agreement to be assigned to the Buyer (other than a Franchise), a required consent to its assignment is not obtained and the Buyer, in its discretion, waives the requirement under this agreement that such consent be obtained and the requirement that such lease, commitment or agreement be assigned to the Buyer at the Closing, the Seller shall keep it in effect and shall use its reasonable efforts to give the Buyer the benefit of it to the same extent as if it had been assigned, and the Buyer shall perform the Seller's obligations under the agreement relating to the benefit obtained by the Buyer.

Nothing in this agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms nonassignable without the consent of the other party or as a waiver by the Buyer of any requirement under this agreement that consent to the assignment of such agreement be obtained prior to Closing.

                     (c)    If, with respect to any agreement listed on
schedule 2.2(b), the Buyer has not been able to enter into a similar agreement, in form and substance reasonably satisfactory to the Buyer, that provides the Buyer with all rights under such agreement that relate to the Systems and the Assets and imposes on the Buyer only those obligations under any such substitute agreement that relates to the Systems and the Assets (or other terms that, in the Buyer's reasonable judgment, are not more onerous than the terms of such agreement insofar as it relates to the Systems and Assets, but taking into account the number of subscribers in the Systems and related rates), then, with respect to any agreement for which no substitute agreement is obtained, the Seller shall keep such original agreement in effect and shall enter into a separate agreement with Buyer, in form and substance reasonably satisfactory to Seller and Buyer, to give the Buyer the benefit of it to the same extent as if it had been assigned to Buyer with respect to the Systems and the Assets, and the Buyer shall perform the Seller's obligations under the agreement relating to the benefit obtained by the Buyer.

                     (d) With respect to any Franchise for which a required consent to transfer has not been obtained as of the Closing Date, both the Buyer and the Seller shall continue to work together in good faith and shall use their respective reasonable efforts to obtain such consent, up to and including, if reasonable and necessary, the pursuit of all legal remedies. Except for Seller's out-of-pocket expenses, the Buyer shall pay for all costs associated with any action, suit, proceeding, claim, or judgment in connection with the Buyer's and the Seller's collective pursuit of obtaining such required consents, and at the closing with respect to any such Franchise (pursuant to section 9.3), the Seller shall reimburse the Buyer for 50% of all reasonable, third-party, documented, out-of-pocket costs and expenses associated therewith. In the event that either the Buyer or the Seller wishes to pursue any such legal remedies without the consent and cooperation of the other party, such party may pursue such legal remedies at its own cost and expense.

              7.6 Sales or Use Taxes. The Buyer and the Seller shall each pay one-half of any state or local sales and use taxes payable in connection with the sale of the Assets and any documentary transfer taxes or recording fees assessed in connection with a sale of any parcel of the Real Property.

              7.7 No Control. Between the date of this agreement and the Closing, the Buyer shall not, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of any of the Systems, but such operations shall be solely the responsibility of the Seller, and, subject to the provisions of this agreement, shall be in its complete discretion.

              7.8    Employee Retention.   (a)  The Buyer may determine to
which of the Seller's employees who perform services primarily for the Systems the Buyer wishes to offer employment and shall so notify the Seller at least 30 days prior to the Closing Date. The Buyer shall pay to any employee of the Seller as of the Closing Date who performs services primarily for the Systems on the date of this agreement and is so identified on schedule 5.14(a) (or replacements for those listed that are hired in the ordinary course of business) (a) to whom the Buyer does not offer employment on the Closing Date or (b) whose employment by the Buyer is terminated by Buyer within 180 days after the Closing Date accrued vacation pay (in an amount equal to the employee's then current cash compensation for a period equal to such employee's then current accrued vacation, each as disclosed as of June 15, 1995 on schedule 5.14(a)) and severance pay (in an amount equal to the employee's then current cash compensation, as disclosed as of June 15, 1995 on schedule 5.14(a), for a period equal to the shorter of (i) 180 days minus the number of days that such employee is an employee of Buyer or
(ii) 90 days). Notwithstanding the foregoing, if an employee of the Seller who performs services primarily for the Systems is (i) not hired by the Buyer for cause (as determined by the Buyer in its reasonable discretion), the Buyer shall not be obligated to make either part of such payment, or (ii) terminated for cause (as determined by Buyer in its reasonable discretion) within such 180-day period after the Closing Date, the Buyer shall not be obligated to make the severance portion of such payment. The Buyer shall give each of the employees of the Systems that it employs past service credit for purposes of eligibility and vesting under all employee benefit plans and payroll practices for employees of the Buyer at or after Closing. This section 7.8 is intended to set out the relative obligations of the parties with respect to certain personnel matters and is not intended to confer any third-party benefits on any employee or former employee of the Seller.

                     (b) Certain employees of the Systems participate in the United Video Management, Inc. and Affiliates Employee Benefit Plan (the "Seller's Plan"). As of the Closing Date, the Buyer shall make available to Covered Employees (and their dependents) medical benefit coverage under plan(s) maintained or established by the Buyer. The Buyer shall cause its plan(s) to waive any pre-existing condition exclusions and waiting periods (except to the extent that such exclusions would have then applied or waiting periods were not satisfied under Seller's Plan) and to credit or otherwise consider any monies paid (or accrued) under Seller's Plan by Covered Employees (or their dependents) prior to the Closing Date toward any deductibles, co-pays or other maximums under its plan(s) during the first plan year after the Closing Date. The Buyer shall be responsible for satisfying the obligations under Section 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code to provide continuation coverage ("COBRA") (i) to any Covered Employee in accordance with law if the event that creates the obligation for continuation coverage occurs after the Closing Date and (ii) to any employee of the Seller who performs services primarily for the Systems and who is terminated by the Seller at the request of the Buyer (except for those who the Buyer requests be terminated for cause, as determined by the Buyer in its reasonable discretion) in accordance with law.

              7.9 Insurance. The Seller shall maintain all insurance policies currently in effect with respect to the Systems (or purchase policies providing similar coverage) until the Closing Date.

              7.10 Notice of Adverse Changes. Between the date of this agreement and the Closing Date, the Seller shall promptly notify the Buyer in writing of any materially adverse developments affecting the Systems which become known to the Seller, including, without limitation, (i) any change in the condition, financial or otherwise, of the Systems that could have a Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Systems, or
(iii) any notice of any violation, forfeiture, or complaint under any of the Franchises that might have a Material Adverse Effect.

              7.11 Delivery of Financial Information. The Seller shall furnish to the Buyer within 30 days after the end of each month ending between the date of this agreement and the Closing Date a statement of income and expense for the month just ended and such other financial information (including information on payables and receivables) as the Buyer may reasonably request. The income statements delivered by the Seller to the Buyer pursuant to this section shall be prepared from the books and records of the Seller in accordance with generally accepted accounting principles consistently applied, shall accurately reflect the books, records, and accounts of the Systems, shall be complete and correct in all material respects, and shall present fairly the results of operations of the Systems for the periods then ended. Promptly after the preparation thereof, the Seller shall deliver to the Buyer copies of any other financial statements, subscriber counts and other operational data regularly prepared by the Seller for its internal use; provided that the Seller shall not be required to make and shall not be deemed to make any representation or warranty concerning any such information delivered to the Buyer (other than that the information furnished to the Buyer is a true and complete copy of the information prepared by the Seller for its internal use). The Seller also shall provide the Buyer on a periodic basis with reports of capital expenditures made with respect to the Systems.

              7.12   Additional Financial Information.

                     (a) To the extent requested by Buyer and required by Securities and Exchange Commission ("SEC") Regulations S-K and S-X to be included in any registration statement or other offering document (each, a "Registration Statement") proposed to be prepared by Buyer in connection with its financing of the Purchase Price, Seller agrees to prepare or cause Seller's independent accountants to prepare the following financial statements with respect to the Systems, and related management discussions and analyses (collectively, the "Additional Financial

Statements"), conforming with the requirements specified in this section 7.12:

                            (i)  Balance sheets as at December 31, 1993 and
1994, and income statements and statements of cash flows and changes in equity for the years ended December 31, 1992, 1993, and 1994, together with the required footnotes and the auditor's report thereon.

                            (ii)  A balance sheet, income statement, and
statement of cash flows as of and for the quarter ended June 30, 1995, together with the required footnotes.

                            (iii)  A balance sheet, income statement, and
statement of cash flows as of and for each fiscal quarter subsequent to the quarter ended June 30, 1995 and ending prior to the Closing Date, together with the required footnotes.

                     (b) Seller shall prepare or cause Seller's independent accountants to prepare the Additional Financial Statements within forty-five days after Buyer's request therefor.

                     (c) The Additional Financial Statements shall be prepared from the books and records of Seller in accordance with generally accepted accounting principles, consistently applied, and in the form required by SEC Regulations S-K and S-X, so as to fairly present the financial condition, results of operations, and cash flows of Seller for the periods indicated, and, with respect to the quarterly financial statements required by this section 7.12, subject to normal year-end adjustments.

                     (d) To the extent required by SEC Regulation S-X, the Additional Financial Statements shall be audited by Seller's independent accountants. The cost of any audit or preparation of any of the Additional Financial Statements shall be paid by Buyer.

                     (e) Seller agrees to provide one or more audit representation letters as to the information provided by Seller to its independent accountants in connection with any audit required under this section 7.12. The representation letter will be in such form and make the representations reasonably required by such independent accountants to enable them to issue an opinion acceptable to the SEC for purposes of any Registration Statement with respect to the audit of those Additional Financial Statements required to be audited by SEC regulations S-K and S-X and to be included in such Registration Statement. Seller will use its best efforts to cause its independent accountants to provide all consents that are necessary for the inclusion of their opinion and the Additional Financial Statements in any such Registration Statement.

              7.13 Further Assurances. At any time and from time to time after the Closing, each of the parties shall, without further consideration, execute and deliver to the other such additional instruments and shall take such other action as the other may request to carry out the transactions contemplated by this agreement. For a period of five years after the Closing, each party shall grant the other reasonable access and the right to copy during normal business hours upon reasonable prior notice to the books and records of that party for any reasonable purpose, including compliance with any applicable law or governmental rule or request relating to the period during which the other party operated the Systems.

       8.     Conditions Precedent to Closing.

              8.1 Conditions Precedent to the Obligations of the Buyer. The Buyer's obligations to consummate the purchase under this agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Buyer):

                     (a) The representations and warranties of the Seller under this agreement shall be true in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

                     (b) The Seller shall have performed and complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the closing;

                     (c) The Seller shall have duly received and delivered to the Buyer all authorizations, consents, orders, and approvals necessary for
(i) the transfer of the Assets to the Buyer and (ii) the consummation of the transactions contemplated by this agreement that are listed on schedule 8.1(c), and all other such authorizations, consents, orders, and approvals except those relating to Franchises (which are covered by sections 8.1(g), 8.3(a), and 8.3(b)), and those where the failure to obtain such authorizations, consents, orders, or approvals would not have a Material Adverse Effect;

                     (d) The Buyer shall have been furnished with a certificate of an officer of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying to the fulfillment of the conditions set forth in sections 8.1(a) and (b);

                     (e) No proceeding shall be pending the effect of which could be to revoke, cancel, suspend, or materially modify adversely any Franchise;

                     (f) The Seller shall have made or stand willing to make all the deliveries to the Buyer set forth in section 9.1; and

                     (g) Each of the Franchise Areas (as defined in section 8.3(a)(i)) designated on schedule 8.1(g) shall be a Transferable Franchise Area (as defined in section 8.3(a)(iii)).

              8.2 Conditions Precedent to the Obligations of the Seller. The Seller's obligations to consummate the sale under this agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Seller):

                     (a) Payment by the Buyer of the amount payable at the Closing and delivery of the Promissory Note in accordance with section 3.3;

                     (b) The representations and warranties of the Buyer under this agreement shall be true in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

                     (c) The Buyer shall have performed and complied in all material respects with all obligations, covenants and conditions required by this agreement to be performed or complied with by the Buyer prior to or at the Closing;

                     (d) The Seller shall have been furnished with a certificate of an officer of the general partner of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, certifying to the fulfillment of the conditions set forth in sections 8.2(b) and (c); and

                     (e) The Buyer shall have received at least $32,000,000 in capital contributions and shall have delivered to the Seller a certificate of an officer of the general partner of the Buyer to that effect, together with appropriate supporting information. Buyer shall notify Seller as soon as it has received at least $32,000,000 in binding commitments for capital contributions.

              8.3 Conditions Precedent to Each Party's Obligations. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                     (a) The aggregate number of Basic Subscribers in those Franchise Areas that are Transferable Franchise Areas shall be at least 93% of the aggregate number of Basic Subscribers in all Franchise Areas. For purposes of this section 8.3(a) and section 8.3(b):

                            (i)  A "Franchise Area" means any of the geographic
areas in which Seller is authorized to provide cable television service pursuant to a Franchise granted by a Municipal Authority or provides cable television service in any geographic area in which a Franchise granted by a Municipal Authority is not required pursuant to applicable law;

                            (ii)  The number of Basic Subscribers in a
Franchise Area shall be the number of Basic Subscribers set forth next to the name of such Franchise Area on schedule 5.10(b) (regardless of any change in the number of Basic Subscribers in such Franchise Area between May 31, 1995 and the Closing Date); and

                            (iii)  A "Transferable Franchise Area" means any
Franchise Area with respect to which (A) any authorization, consent, order, or approval of any Municipal Authority necessary for the assignment of the Franchise for such Franchise Area in connection with the consummation of the transactions contemplated by this agreement shall have been obtained and shall be final and effective, without any condition or qualification materially adverse to Buyer or Seller or that would have a Material Adverse Effect, or (B) no authorization, consent, order, or approval of any Municipal Authority is necessary for the assignment of the Franchise for such Franchise Area in connection with the consummation of the transactions contemplated by this agreement, or (C) no Franchise granted by a Municipal Authority is required for the provision of cable television service in the Franchise Area;

                     (b) The Commission shall have consented, to the extent such consent is legally required, to the transfer to Buyer of all Franchises issued by the Commission with respect to the operation of the Systems in all Transferable Franchise Areas, and such consents shall have become Final Orders. For purposes of this agreement, "Final Order" shall mean action by the Commission (a) which has not been vacated, reversed, stayed, set aside, annulled or suspended, and (b) with respect to which no appeal, request for stay, or petition for rehearing, reconsideration or review by any party or by the commission on its motion, is pending, and as to which the time for filing any such appeal, request, petition, or similar document for the reconsideration or review by the Commission on its own motion under the express provisions of the Communication Act and the rules and regulations of the Commission, has expired.

                     (c) There shall not be in effect an injunction or restraining order issued by a court of competent jurisdiction in an action or proceeding against the consummation of the transaction contemplated by this agreement and no action or proceeding brought by any governmental authority shall be pending that may result in a judgment, decree, or order that would prevent or make unlawful the consummation of the transactions under this agreement.

                     (d) All applicable waiting periods under the HSR Act with respect to the transactions contemplated by this agreement shall have expired or been terminated.

       9.     Transactions at and After the Closing.

              9.1 Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver to the Buyer the following:

                     (a) duly executed bills of sale, assignments, deeds or other instruments of transfer and assignment that are sufficient to vest in Buyer good title to the Assets, free and clear of Liens, except for Permitted Encumbrances;

                     (b) a copy of resolutions of the Directors of the Seller authorizing the execution, delivery and performance of this agreement by the Seller, and a certificate of the Secretary of the Seller dated the Closing Date, that such resolutions were duly adopted and are in full force and effect on the Closing Date;

                     (c)    the certificate referred to in section 8.1 (d);

                     (d) copies of all consents and approvals received pursuant to section 7.5;

                     (e) an opinion of Holme Roberts & Owen LLC, corporate counsel to the Seller, dated as of the Closing Date, in substantially the form of exhibit 9.1 (e);

                     (f) an opinion of Cole, Raywid & Braverman, L.L.P., FCC counsel to the Buyer, dated as of the Closing Date, in substantially the form of exhibit 9.1 (f);

                     (g) the results of a search for tax, lien, and judgment filings in the Secretary of State's records of the States of Maine and Ohio and in the records of each county in the States of Maine and Ohio in which any of the Assets are located, which searches shall evidence that the Assets are free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except for Liens for current taxes not yet due and for easements, covenants, conditions, and restrictions affecting Real Property that do not have a material adverse effect on the use of any parcel of Real Property or materially detract from the value of any parcel of Real Property;

                     (h) such estoppel certificates of the lessors of leasehold and subleasehold interests included in the Real Property and estoppel certificates of contracting parties to those contracts, leases and other agreements listed in schedule 5.13 that are designated to indicate that estoppel certificates are to be delivered by the Seller, in either case as may be obtained through the reasonable efforts of the Seller;

                     (i) a manually executed copy of any instrument evidencing receipt of any authorization, consent, order, or approval obtained pursuant to section 8.1(c); and

                     (j) any intercreditor agreements or other instruments requested by Buyer and reasonably satisfactory to Seller and the holders of Buyer's long-term indebtedness to evidence or effectuate the subordination of the Promissory Note to such indebtedness to the extent provided in the Promissory Note.

                     (k) a copy of Good Standing Certificates issued by the Secretaries of State of Maine and Ohio certifying that Seller is duly qualified and in good standing as a foreign corporation in such states.

              9.2 Documents to be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Seller the following:

                     (a)    wire transferred funds in the amount provided in
section 3.3 (b);

                     (b)    the Promissory Note pursuant to section 3.3(a);

                     (c) instruments, in form and substance reasonably satisfactory to the Seller and its counsel, pursuant to which the Buyer shall assume the Assumed Liabilities and Contract Liabilities to be assumed by the Buyer pursuant to section 3.2 (a);

                     (d) a copy of resolutions of the general partner of the Buyer authorizing the execution, delivery and performance of this agreement by the Buyer, and a certificate of the general partner of the Buyer, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect on the Closing Date;

                     (e)    the certificate referred to in section 8.2(d); and

                     (f) an opinion of Dow, Lohnes & Albertson, counsel to the Buyer, dated as of the Closing Date, in substantially the form of exhibit 9.2(f) (which opinion may rely on the opinions of other counsel for Buyer).

              9.3 Subsequent Closings. If on the date specified for the Closing pursuant to section 4.1, any Franchise Area is not a Transferable Franchise Area, then, notwithstanding any other provision of this agreement, the following provisions shall apply:

                     (a) At the Closing, Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from the Seller, only those Assets relating to the Transferable Franchise Areas and those Assets of any System encompassing one or more Transferable Franchise Areas that do not relate solely to a Franchise Area that is not a Transferable Franchise Area (including any Assets, such as head-ends and business offices and the Real Property and equipment related thereto, that may relate both to Transferable Franchise Areas and Franchise Areas that are not Transferable Franchise Areas). The Assets that are not purchased by Buyer at the Closing in accordance with the preceding sentence are referred to in this section 9.3 as the "Retained Assets." From and after the Closing, Seller shall retain the Retained Assets, and, subject to the terms and conditions in this section 9.3, Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from Seller, the Retained Assets in accordance with the terms of this section 9.3.

                     (b)    At the Closing:

                            (i)  The amount payable by Buyer to Seller pursuant
to section 3.3(b)
and section 9.2(a) shall be reduced by the amount that Buyer is required to deposit in escrow pursuant to section 9.3(b)(v).

                            (ii)   The Buyer shall deliver to Seller the
Promissory Note in the amount specified in section 3.3(a).

                            (iii)  All conveyancing documents, certificates,
opinions, and other documents contemplated by this agreement to be delivered at the Closing shall be in the form and substance provided for in this agreement with such modifications as are necessary or appropriate to reflect the provisions of this section 9.3 and to relate only to the Assets being purchased by Buyer at the Closing.

                            (iv)   The entire amount of the Deposit (together
with all interest earned thereon) shall be disbursed in the manner provided in section 3.1(c).

                            (v)    Buyer shall deliver to the Escrow Agent, by
wire transfer of federal reserve funds, the product of the number of Basic Subscribers as of the Closing Date in the Franchise Areas that are not Transferable Franchise Areas (as set forth in the estimate provided by Seller pursuant to section 3.4) times the "Per-Subscriber Amount," which shall be:
(A) $1,397, if the Closing Date is on or prior to September 30, 1995, (b) $1,404, if the Closing Date is after September 30, 1995 and on or prior to October 31, 1995, and (c) $1,411, if the Closing Date is after October 31, 1995. The amount delivered to the Escrow Agent pursuant to this section shall be held in escrow pursuant to the terms of an escrow agreement substantially in the form of exhibit 9.3(b)(v), with any revisions thereto that are reasonably requested by Buyer's senior lender to grant it a security interest in all amounts held by it (subject to the rights of Seller under this agreement).

                            (vi)   Buyer and Seller shall enter into a
management agreement, substantially in the form of exhibit 9.3(b)(vi) (with appropriate modifications to the extent required to comply with any Franchise relating to the respective Retained Assets) pending the purchase and sale of the Retained Assets whereby Buyer shall assume responsibility for management of the Retained Assets and shall be entitled to the economic burdens of ownership of the Retained Assets.

                     (c) After the Closing, Buyer and Seller shall cooperate in obtaining any authorizations, consents, orders, or approvals of any Municipal Authority necessary to cause any Franchise Area that was not a Transferable Franchise Area on the Closing Date to become a Transferable Franchise Area, and the agreements and obligations or Buyer and Seller under sections 7.1 and 7.5 shall be fully applicable in seeking such authorizations, consents, orders, or approvals after the Closing. Seller shall give to Buyer written notice of the receipt of any authorizations, consents, orders, or approvals of any Municipal Authority necessary to cause any Franchise Area that was not a Transferable Franchise Area on the Closing Date to become a Transferable Franchise Area. With respect to each Franchise Area that was not a Transferable Franchise Area on the Closing Date, a closing shall be held at which Seller shall sell and assign to Buyer, and Buyer shall purchase and acquire from the Seller, those Retained Assets relating to such Franchise Area, in accordance with the following provisions:

                            (i)    The closing shall occur (A) if such
Franchise Area becomes a Transferable Franchise Area prior to the later of the first anniversary of the Closing and the expiration of the current term (as of the Closing Date) of the Franchise issued by a Municipal Authority with respect to such Franchise Area, on the first business day that is at least ten business days after such Franchise Area becomes a Transferable Franchise Area, and (B) in all other cases, on the later of the first anniversary of the Closing and the expiration of the current term (as of the Closing Date) of the Franchise issued by a Municipal Authority with respect to such Franchise Area;

                            (ii)  The closing conditions of Buyer and Seller in
section 8 shall apply to such closing insofar as such conditions relate to such Retained Assets;

                            (iii)  At such closing, Buyer and Seller shall
direct the Escrow Agent to disburse (A) to Seller as the purchase price for those Retained Assets, (1) if such Franchise Area is a Transferable Franchise Area, the product of the number of Basic Subscribers as of the Closing Date in such Franchise Area (as set forth in the estimate provided by Seller pursuant to section 3.4) times the Per-Subscriber Amount, together with any interest or other earnings thereon, and (2) if such Franchise Area is not a Transferable Franchise Area, 90% of the product of the number of Basic Subscribers as of the Closing Date in such Franchise Area (as set forth in the estimate provided by Seller pursuant to section 3.4) times the Per-Subscriber Amount, together with any interest or other earnings thereon, and (B) to Buyer, if such Franchise Area is not a Transferable Franchise Area, 10% of the product of the number of Basic Subscribers as of the Closing Date in such Franchise Area (as set forth in the estimate provided by Seller pursuant to section 3.4) times the Per-Subscriber Amount, together with any interest or other earnings thereon; and

                            (iv)  At such closing, Buyer and Seller shall
execute and deliver conveyancing documents, certificates, opinions, and other documents corresponding to those delivered at the Closing with such modifications as are necessary or appropriate to reflect the provisions of this section 9.3 and to relate only to the Retained Assets being purchased by Buyer at such closing.

                     (c)  With respect to any claim by Buyer for
indemnification pursuant to section 10 relating to any Retained Assets, the limitation in the second sentence of section 10.1 shall be applied as if the date on which such Retained Assets are purchased by Buyer were the Closing Date.

                     (d) Buyer and Seller shall negotiate in good faith any other changes to this agreement necessary or appropriate to effectuate the intent of this section 9.3.

              9.4 Certain Agreements. Buyer shall use its best efforts to secure, immediately following, and effective as of, the Closing Date, the release, in form and substance reasonably satisfactory to Seller, of Seller of any carriage requirements or other obligations under the agreements listed on schedule 2.2(b) with respect to the Systems or the Assets.

              9.5 Documents to be Delivered by Both Parties. At the Closing, the Buyer and the Seller shall execute and deliver the Indemnity Escrow Agreement and the Consent Escrow Agreement, if applicable.

       10.    Survival of Representations and Warranties; Indemnification.

              10.1 Survival. All representations and warranties by the Seller and the Buyer in this agreement shall survive the Closing. The Seller shall not, however, have any liability for misrepresentation or breach of warranty or for violation of any covenant or agreement that is to be performed before Closing, except to the extent that notice of a claim is asserted in writing and delivered to the Seller not later than one year after the Closing Date.

              10.2 Indemnification. After the Closing, but subject to sections 10.1, 10.3, 10.4, and 10.5, the Seller shall indemnify and hold harmless the Buyer against: (i) all loss, liability, damage or expense (including the reasonable fees and expenses of counsel) (together, "Losses"), that the Buyer may suffer, sustain or become subject to as a result of (a) any misrepresentations by the Seller or breach by the Seller of any warranties, covenants or other agreements contained in this agreement or in any instrument delivered pursuant to this agreement, or
(b) the failure by the Seller to perform any of its obligations under this agreement; (ii) any obligations of the Seller that are not assumed by the Buyer pursuant to this agreement, including any liabilities arising at any time under any contract, lease, or other agreement not included in the Assets, (iii) any Losses resulting from the failure of the parties to comply with the provisions of any bulk sales law applicable to the transfer of the Assets, (iv) any Losses resulting from the operation or ownership of the Systems prior to the Closing, including any liabilities arising under the Franchises, contracts, leases, or other agreements that relate to events occurring prior the Closing Date, and
(v) to the extent that Buyer is entitled to indemnification from Seller pursuant to this section 10.2 (before giving effect to the limitations in sections 10.3 and 10.4) with respect to any action, suit, proceeding, claim, demand, assessment, or judgment, any reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to such action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity with respect thereto. In calculating any Losses to the Buyer or determining whether any misrepresentation or breach of warranty exists, any materiality qualifications contained in the representations and warranties shall be disregarded. The Buyer shall indemnify and hold harmless the Seller against all losses that the Seller may suffer, sustain or become subject to as a result of





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(i) any misrepresentation by the Buyer or breach by the Buyer of any warranties, covenants or other agreements contained in this agreement, or (ii) any loss, liability, damage, cost or expense arising under the agreements listed on schedule 2.2(b) in connection with the consummation of the Closing or after the Closing Date (the "2.2(b) Liabilities"). Notwithstanding clause (ii) of the preceding sentence, the Seller shall be responsible for 25% of the 2.2(b) Liabilities claimed during the period following the Closing through the first anniversary of the Closing, to the extent that such 2.2(b) Liabilities relate to any breach of the agreements listed on schedule 2.2(b) as a direct result of the consummation of the Closing. The 25% of the 2.2(b) Liabilities for which the Seller is responsible shall be deemed to be included in Losses for purposes of section 10.3. Notwithstanding the above, the Seller shall be responsible for only 50% of any Losses arising from Seller's breach of the representations and warranties contained in section 5.17(c), (d), and (e); provided, however, the Seller shall be responsible for 100% of the Losses arising from any such breach attributable to facts that were known to Seller at the time such representations were made.

              10.3 Liability Threshold. The Seller shall not be liable for misrepresentations or breach of any warranty or for failure to perform any covenant or agreement under this agreement required to be performed prior to the Closing Date, unless the aggregate amount of the Losses incurred as a result of all such misrepresentations and breaches of warranty, covenant or agreement exceeds the sum of $300,000.

              10.4 Limitation on Liability. The aggregate liability of the Seller to the Buyer for indemnification arising out of any misrepresentations or breach of warranty by Seller or for Seller's failure to perform any covenant or agreement under this agreement required to be





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performed prior to the Closing Date shall not exceed $6,000,000.

              10.5   Conditions of Indemnifications for Third Party Claims.
The obligations and liabilities of the parties under this agreement with, as a result of, or relating to claims of third parties (individually, a "Third Party Claim" and collectively, "Third Party Claims"), shall be subject to the following additional terms and conditions:

                     (a) The party entitled to be indemnified hereunder (the "Indemnified Party") shall give the party obligated to provide the indemnity (the "Indemnifying Party") prompt notice of any Third Party Claim. The Indemnifying Party may undertake the defense of that claim by representatives chosen by it unless the Indemnifying Party fails to notify the Indemnified Party in writing within 15 business days of its receipt of the notice of the Third-Party Claim that the Indemnifying Party acknowledges its potential liability to the Indemnified Party under this agreement and elects to assume the defense of the Third-Party Claim. Any notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.

                     (b) If the Indemnifying Party, within 15 business days after notice of any such Third Party Claim, fails to notify the Indemnified Party in writing that the Indemnifying Party acknowledges its potential liability to the Indemnified Party under this agreement and elects to assume the defense of the Third-Party Claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of





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the Third Party Claim.

                     (c) Anything in this section 10.5 to the contrary notwithstanding, (i) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment unless the settlement, compromise or consent
(1) does not involve the sale, forfeiture or loss of, or the creation of any lien on, any property of the Indemnified Party or any of its affiliates, (2) does not involve any equitable remedies against the Indemnified Party or any of its affiliates, and (3) includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim; and (ii) the Indemnified Party shall have the right, at its own cost and expense (subject to the following sentence), to participate in the defense of any Third Party Claim (control of the defense to remain with the Indemnifying Party except as provided in sections 10.5(a) and 10.5(b)). If there exists a conflict of interest that would make it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, the Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of the separate counsel retained by the Indemnified Party in connection with the matters with respect to which there is a conflict of interest.

              10.6 Right of Offset. Buyer shall offset any amounts owed to it by Seller under the indemnification provisions of this agreement against the then outstanding principal amount of, and any interest accrued and not then distributed to Seller under, the Promissory Note or under any PIK Note (as defined in the Promissory Note or in any PIK Note) issued pursuant to the Promissory Note or any PIK Note (collectively, the "Seller Notes"), to the extent of the then





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outstanding balance of the Seller Notes, in accordance with the following provisions:

                     (a) Any offset pursuant to this section 10.6 shall be effective as of the first date on which Buyer is entitled to payment from Seller under the indemnification provisions of this agreement. Notwithstanding the preceding sentence, if Seller disputes any claim by Buyer for indemnification under this agreement, Buyer's right to offset with respect to such claim shall not excuse Buyer from making any payment otherwise required to be made under any Seller Note until such time as the claim is finally resolved in accordance with this agreement, subject to section 10.6(b).

                     (b) If Buyer is required or otherwise desires to make any payment in cash under any Seller Note at the time that any claim by Buyer for indemnification by Seller under this agreement is pending and if after giving effect to such payment the aggregate amount of all pending claims by Buyer for indemnification by Seller under this agreement would exceed the sum of Buyer's remaining obligations under all Seller Notes plus any amounts previously deposited in escrow pursuant to this section 10.6(b) and not disbursed, then Buyer may deposit in escrow with the Escrow Agent that portion of such payment under the Seller Note that would cause the sum of Buyer's remaining obligations under all Seller Notes (after giving effect to such payment) plus all amounts deposited in escrow pursuant to this section 10.6(b) and not disbursed to equal the aggregate amount of all pending claims by Buyer for indemnification by Seller under this agreement, in accordance with the following provisions:

                            (i)    Any amounts deposited in escrow with the
Escrow Agent pursuant to this section 10.6(b) shall be held pursuant to an escrow agreement substantially in the form of exhibit 3.1 with such changes thereto as are necessary to incorporate the provisions of this





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section 10.6(b).

                            (ii)   If at any time the sum of Buyer's remaining
obligations under all Seller Notes plus all amounts held in escrow pursuant to this section 10.6(b) exceeds the aggregate amount of all pending claims by Buyer for indemnification by Seller under this agreement, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Seller the amount of such excess.

                            (iii)  If any claim by Buyer for indemnification
under this agreement is resolved in accordance with this agreement, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Buyer that portion of the amounts held in escrow by the Escrow Agent, if any, that is equal to the amount of indemnification to which Buyer is entitled with respect to such claim and to disburse to Seller the amount, if any, by which the sum of Buyer's remaining obligations under all Seller Notes plus all amounts held in escrow by the Escrow Agent exceeds the aggregate amount of all pending claims by Buyer for indemnification.

                            (iv)   At such time as all claims by Buyer for
indemnification under this agreement are resolved in accordance with this agreement, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Seller all amounts held in escrow by the Escrow Agent.

                            (v)    Any amounts deposited in escrow with the
Escrow Agent pursuant to this section 10.6(b) shall be deemed to have been paid with respect to the applicable Seller Note for purposes of such Seller Note.

                            (vi)   All interest earned on any portion of the
funds deposited in escrow pursuant to this section 10.6 shall be disbursed to the party entitled to such portion of such funds in accordance with this agreement.





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                     (c)    Seller agrees that, as a condition to, prior to the
later of the first anniversary of the Closing Date or the date on which the last valid claim for indemnification has been resolved, (i) its assignment of any Seller Note to its stockholders upon the liquidation of Seller, as permitted by paragraph 12 of each Seller Note, or (ii) the distribution to any stockholder of Seller, whether or not in liquidation of Seller, of any payment made by Buyer under the Seller Note, each stockholder of Seller to which such assignment or distribution is made shall agree to guaranty the obligations of Seller under the indemnification provisions of this agreement (i) to the extent of the amount of any payments made to such stockholder under the Seller Note or made to Seller under the Seller Note and distributed to such stockholder and
(ii) in an amount which does not exceed, in aggregate for all such stockholders, $6,000,000, less any amounts previously paid under the indemnification provisions of this agreement.

       11.    Termination.

              11.1 Termination. Except with respect to provisions which expressly survive termination and the payment of any amount owed by one party to the other for the prior performance of certain obligations under this agreement, this agreement may be terminated:

                     (a)    by written agreement of the Buyer and the Seller;

                     (b) by the Buyer or the Seller by notice to the other, if at any time prior to the Outside Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to the obligations of the terminating party provided in this agreement impossible to fulfill by the Outside Closing Date;

                     (c)    by the Buyer as provided in section 12;

                     (d)    by the Buyer or the Seller as provided in section
4.2; or





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
                     (e) by the Buyer or the Seller if on the date that would otherwise be the Closing Date (after giving effect to any postponement pursuant to section 12) (1) any of the conditions precedent to the obligations of such party set forth in this agreement have not been satisfied or waived in writing by such party or (2) there shall be in effect any judgment, decree or order that would prevent or make unlawful the Closing.

              11.2   Liability.  The termination of this agreement under
section 11.1 shall not relieve any party of any liability for breach of this agreement prior to the date of termination.

       12. Risk of Loss; Damage to Facilities. The risk of loss or damage to any of the Assets shall be on the Seller prior to the Determination Time and thereafter shall be on the Buyer. If any of the Assets is damaged or destroyed prior to the Determination Time (any such event being referred as an "Event of Loss"), the Seller shall, at its expense, use reasonable efforts to replace or repair the item with comparable property of like value and quality as soon as possible before the Determination Time. If any Event of Loss prevents any condition of Closing in section 8 of this agreement from being satisfied on the date specified for Closing pursuant to section 4.1, the Closing shall be postponed for up to 120 days after the date specified for Closing pursuant to section 4.1; if, however, the repair or replacement cannot be accomplished within the 120-day period, the Buyer may elect by written notice to the Seller at any time after such 120-day period:

                     (a) to fulfill its obligations under this agreement, close the transaction and accept the Assets as is (in which event, any insurance proceeds payable to the Seller with respect to the Event of Loss shall be assigned to the Buyer, except to the extent the Seller has applied such proceeds to repair, replace or restore the property); or

                     (b)    to terminate this agreement without liability.





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       If the date of the Closing is postponed beyond the original effective period of any consent of the Commission or any Municipal Authority, the parties shall amend their application or applications to the Commission or such Municipal Authority to request an extension of the effective period of its consent.

       Nothing in this section 12 shall limit the exercise by either party of its right to terminate this agreement pursuant to section 11.

       13.    Miscellaneous.

              13.1 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when received, whether personally, by mail courier, or by facsimile transmission, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other).

       If to the Buyer, to it at:

              FrontierVision Operating Partners, L.P.
              1777 South Harrison Street, Suite P-200
              Denver, CO  80210
              Attention:  James C. Vaughn, President
                     Telecopy:  (303) 757-6105

       with a copy to:
              Dow, Lohnes & Albertson
              1200 New Hampshire Avenue, N.W.
              Washington, DC  20036
              Attention:  David D. Wild, Esq.
                     Telecopy:  (202) 776-2900

       If to the Seller, to it at:
              United Video Cablevision, Inc.
              100 First Stamford Place
              P.O. Box 420





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
              Stamford, CT  06904-0420
              Attention:  Lawrence Flinn, Jr., President
                     Telecopy:  (203) 363-0349

       with a copy to:

              Holme Roberts & Owen LLC
              1700 Lincoln
              Suite 4100
              Denver, CO  80203
              Attention:  Francis R. Wheeler, Esq.
                     Telecopy:  (303) 866-0200


              13.2 Finders. Each of the Buyer and the Seller represents and warrants to the other that is has not retained or dealt with any broker or finder in connection with the transactions contemplated by this agreement except for Waller Capital Corporation, and Seller shall by responsible for any fee payable to it.

              13.3 Entire Agreement. This agreement, including the schedules, contain a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreement among them relating to that subject matter, and cannot be changed or terminated orally. Except as specifically set forth in this agreement, there are no representations or warranties by either party in connection with the transactions contemplated by this agreement. This agreement cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this agreement and that is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

              13.4 Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

              13.5 Governing Law. This agreement shall be governed by and construed in





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accordance with the law of the State of Delaware applicable to agreements made and to be performed in Delaware.

              13.6 Publicity. Except as required by applicable law, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without consulting with the other party and obtaining the other party's approval of the contents of the press release or public statement.

              13.7 Assignment. No party may assign any of its rights or delegate any of its duties under this agreement, by operation of law or otherwise, without the consent of the other, except that the Buyer shall have the right to assign this agreement, without the consent of the Seller, to any Person controlled by, controlling or under common control with the Buyer. A change in control of the assignee of the Buyer after any such assignment shall constitute a breach by the Buyer of its obligations under this agreement. Subject to the foregoing, this agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

              13.8 Waiver of Compliance; Consents. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set





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forth in this section 13.8.

              13.9 Specific Performance. The parties recognize that if the Seller breaches this agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the Buyer for its injury. The Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this agreement. If any action is brought by the Buyer to enforce this agreement, the Seller shall waive the defense that there is an adequate remedy at law.

              13.10 Counterparts. This agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

              IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date set forth above.

                             FRONTIERVISION OPERATING PARTNERS, L.P.,
                                    a Delaware limited partnership

                             By:  FrontierVision Partners, L.P., its general
                                    partner

                                    By: FVP GP, L.P., its general partner

                                        By:  FrontierVision, Inc., its general
                                               partner



                                        By: /s/ James C. Vaughn
                                           -------------------



                             UNITED VIDEO CABLEVISION, INC.,
                             a Delaware corporation


                             By: /s/ Lawrence Flinn, Jr.
                                 -----------------------
                                 Lawrence Flinn, Jr., President





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